Exhibit 10.2
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (“Agreement”) is made by and between STERLING BANCSHARES, INC., a Texas corporation (“Company”) and J. DOWNEY BRIDGWATER (“Executive”). Capitalized terms used herein without definition shall have the respective meanings set forth in paragraph 7.1.
W I T N E S S E T H:
     WHEREAS, Company and Executive entered into that certain Employment Agreement dated as of October 31, 2001 and effective as of January 1, 2002 between Company and Executive (the “2002 Agreement”);
     WHEREAS, on the date hereof, Company and Executive have entered into an amendment of the 2002 Agreement to provide for the term of the 2002 Agreement to expire on December 31, 2005;
     WHEREAS, Company and Executive desire to enter into this Agreement for the purposes, among other things, of providing for the employment of Executive through December 31, 2009, establishing base and incentive compensation terms, and providing for Executive to receive certain severance benefits in the event that his employment is terminated following a Change of Control under the conditions set forth herein;
     WHEREAS, Company is desirous of continuing Executive’s employment as the senior executive of Company and its wholly-owned subsidiary, STERLING BANK, a banking association chartered by the State of Texas (the “Bank”), on the terms and conditions, and for the consideration, hereinafter set forth and Executive is desirous of continuing his employment by Company on such terms and conditions and for such consideration; and
     WHEREAS, references herein to Executive’s employment by Company shall also mean his employment by Bank, and references herein to payments or benefits of any nature to be made by Company to Executive shall mean that either Company will make such payments or it will cause Bank to make such payments to Executive.
     NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, Company and Executive agree as follows:
ARTICLE 1: EMPLOYMENT AND DUTIES
     1.1 EMPLOYMENT; EFFECTIVE DATE. Company agrees to employ Executive and Executive agrees to be employed by Company, beginning as of the Effective Date (as hereinafter defined) and continuing for the period of time set forth in Article 2 of this Agreement, subject to the terms and conditions of this Agreement. For purposes of this Agreement, the “Effective Date” shall be January 1, 2006.

     1.2 POSITION.
     (a) From and after the Effective Date, Company shall employ Executive in the capacity of Chief Executive Officer and President of both the Company and of the Bank, or in such other positions as the parties mutually may agree.
     (b) At all times during the term of this Agreement, Company shall use commercially reasonable efforts to cause Executive to be elected a director of the Company and the Bank and to serve on the Executive Committee of the Bank. If elected, Executive agrees to serve as a director of the Company, the Bank and any one or more of the Company’s subsidiaries and to serve on the Executive Committee of the Bank.
     1.3 DUTIES AND SERVICES. Executive agrees to serve in the capacities referred to in paragraph 1.2 and to perform diligently and to the best of his abilities the duties and services appertaining to such offices, as well as such additional duties and services appropriate to such offices which the parties mutually may agree upon from time to time. Executive’s employment shall also be subject to the policies maintained and established by Company, as the same may be amended from time to time.
     1.4 OTHER INTERESTS. Executive agrees, during the period of his employment by Company, to devote his primary business time, energy and best efforts to the business and affairs of Company and Bank and not to engage, directly or indirectly, in any other business or businesses, whether or not similar to that of Company, except with the consent of the Board of Directors of Company (the “Board of Directors”). However, Executive shall have the right to participate in the following activities so long as they do not conflict with the business and affairs of Company or interfere with Executive’s performance of his duties hereunder: (i) engaging in and managing passive personal investments and other business activities, and (ii) serving on civic, religious, educational and/or charitable boards or committees.
ARTICLE 2: TERM AND TERMINATION OF EMPLOYMENT
     2.1 TERM. Unless sooner terminated pursuant to other provisions hereof, Company agrees to employ Executive for the period beginning on the Effective Date and ending on December 31, 2009 (the “Employment Term”). Upon expiration of the Employment Term, Executive shall become an “at will” employee and either Company or Executive may terminate Executive’s employment by Company with or without cause and with or without notice.
     2.2 COMPANY’S RIGHT TO TERMINATE. Notwithstanding the provisions of paragraph 2.1, Company shall have the right to terminate Executive’s employment under this Agreement at any time for any of the following reasons:
     (i) upon Executive’s death;
     (ii) upon Executive’s becoming incapacitated by accident, sickness or other circumstance which renders him, with reasonable accommodation, mentally or physically incapable of performing the duties and services required of him hereunder on a full-time basis for a period of at least 180 consecutive days;

     (iii) for cause, which for purposes of this Agreement shall mean Executive (A) has engaged in gross negligence or willful misconduct in the performance of the duties required of him hereunder, (B) has been convicted of or pleaded guilty or nolo contendere to a misdemeanor involving moral turpitude or a felony, (C) has willfully refused without proper legal reason to perform the duties and responsibilities required of him hereunder, (D) has materially breached any corporate policy or code of conduct established by Company, or (E) has willfully engaged in conduct that he knows or should know is materially injurious to Company or any of its affiliates;
     (iv) for Executive’s material breach of any material provision of this Agreement which, if correctable, remains uncorrected for 30 days following written notice to Executive by Company of such breach; or
     (v) for any other reason whatsoever, in the sole discretion of the Board of Directors.
     2.3 EXECUTIVE’S RIGHT TO TERMINATE. Notwithstanding the provisions of paragraph 2.1, Executive shall have the right to terminate his employment under this Agreement at any time for any of the following reasons:
     (i) Good Reason or a material breach by Company of any material provision of this Agreement which, if correctable, remains uncorrected for 30 days following written notice of such breach by Executive to Company; or
     (ii) for any other reason whatsoever, in the sole discretion of Executive, by written notice to Company at least six months’ prior to the effective date of Executive’s termination of his employment, unless Company and Executive mutually agree to a shorter notice period.
     2.4 NOTICE OF TERMINATION. If Company or Executive desires to terminate Executive’s employment hereunder at any time prior to expiration of the Employment Term, it or he shall do so by giving written notice to the other party that it or he has elected to terminate Executive’s employment hereunder and stating the effective date and reason for such termination, provided that no such action shall alter or amend any other provisions hereof or rights arising hereunder, including, without limitation, the provisions of Articles 4 and 5 hereof.
ARTICLE 3: COMPENSATION AND BENEFITS
     3.1 BASE SALARY. During the Employment Term, Executive shall receive an annual base salary of $425,000. Executive’s annual base salary shall be paid in equal installments in accordance with Company’s standard policy regarding payment of compensation to executives but no less frequently than monthly. The Human Resources Program Committee of the Company or any successor committee with responsibility for executive compensation (the “HR Committee”) shall review Executive’s Base Salary on an annual basis and may recommend to the Board of Directors an increase in the Base Salary if it determines, in its discretion, that an increase is appropriate. For purposes of this Agreement, “Base Salary” shall mean Executive’s initial annual base salary and, if increased, the increased annual base salary. During any period that Executive is receiving benefits under Company’s Long Term Disability Plan Company shall only be obligated to pay Base Salary to Executive in an amount equal to the excess, if any, of the after-tax value of the Base Salary over the after-tax value of the disability benefits being received by Executive.
     3.2 BONUSES. Executive shall receive annual performance-based cash bonuses upon the achievement of certain performance results described on Exhibit A. If in any year the performance in any of the three categories described on Exhibit A is Below Threshold, Executive shall not receive any annual performance bonus in respect of that year. If the performance in each of the three performance categories is at least at the Threshold level, the annual performance bonus for Executive shall be 25% of Base Salary. If the performance in each of the three performance categories is at least at the Target level, the annual performance bonus for Executive shall be 50% of Base Salary. If the performance in each of the three performance categories is at the Above Expectations level, the annual performance bonus for Executive shall be 75% of Base Salary. For the purpose of clarity, Executive’s annual performance bonus shall be based upon his lowest level of performance in any of the three performance categories. The foregoing annual performance bonus levels are mutually exclusive, not cumulative. The annual performance bonus shall be determined and paid not later than March 15 of the year following the year in respect of which the annual performance bonus is being determined.
     3.3 EQUITY INCENTIVES.
     (a) Effective as of January 1, 2006, Executive shall be awarded 125,000 Performance Restricted Share Units (“PRSUs”). If Executive has been continuously employed by Company from the Effective Date through December 31, 2009, the PRSUs will vest on December 31, 2009 to the extent provided in the following table:

Total Vesting Points	PRSUs Vested
Less than 30	0%
Equal to or greater than 30 but less than 40	15%
Equal to or greater than 40 but less than 55	35%
Equal to or greater than 55 but less than 65	50%
Equal to or greater than 65 but less than 80	80%
Equal to or greater than 80	100%
Executive will earn vesting points upon satisfaction of certain performance measures and standards described in greater detail in Exhibit B. Not later than March 15, 2010, but effective as of January 1, 2010, Company will issue to Executive one Bonus Share (as defined in the 2003 Plan) in respect of each vested PRSU.
     (b) Notwithstanding the foregoing, if Executive’s employment hereunder shall be terminated by Company for any reason other than those encompassed by paragraphs 2.2(iii) or (iv), effective as of the date of termination Company shall issue Bonus Shares to Executive in accordance with the following table:

Year of Termination of Employment	Bonus Shares Issued
2006	31,250
2007	62,500
2008	93,750
2009	125,000
     (c) Notwithstanding the foregoing, upon a Change of Control all applicable performance criteria under paragraph 3.3(a) and Exhibit B shall be deemed to be met in full, all PRSUs shall fully vest and all Bonus Shares which may be issued as a result of the vesting of such PRSUs shall be issued effective as of the date of the Change of Control.
     (d) Upon receipt of any Bonus Shares, Executive shall also be entitled to receive an additional payment or payments (a “Tax Bonus”) in an amount such that, after payment by Executive of all taxes (including without limitation federal and state income and withholding taxes and Excise Taxes (as defined in paragraph 6.8)) imposed in respect of the Tax Bonus, Executive retains an amount of the Tax Bonus equal to the taxes (including without limitation federal and state income and withholding taxes and Excise Taxes) incurred by Executive in connection with the receipt of the Bonus Shares.
     (e) The aggregate number of shares of Company Stock which may be awarded hereunder to Executive shall be appropriately adjusted for any increase or decrease in the number of outstanding shares of Company Stock resulting from a stock split or other subdivision or consolidation of shares of Company Stock or for other capital adjustments or payments of stock dividends or distributions or other similar increases or decreases in the outstanding shares of Company Stock without receipt of consideration by Company.
     3.4 BUSINESS AND ENTERTAINMENT EXPENSES. Subject to Company’s standard policies and procedures with respect to expense reimbursement as applied to its executive employees generally, Company shall reimburse Executive for, or pay on behalf of Executive, reasonable and appropriate expenses incurred by Executive during his employment hereunder for business related purposes, including dues and fees to industry, professional and social organizations and costs of entertainment and business development.
     3.5 OTHER COMPANY BENEFITS. Executive and, to the extent applicable, Executive’s spouse, dependents and beneficiaries, shall be allowed to participate in all benefits, plans and programs, including improvements or modifications of the same, which are now, or may hereafter be, available to other executive employees of Company. Such benefits, plans and programs may include, without limitation, pension benefit plans, health insurance or health care plans, life insurance, disability insurance, supplemental retirement plans, vacation and sick leave benefits, and the like. Company shall not, however, by reason of this paragraph be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any such benefit plan or program, so long as such changes are similarly applicable to executive employees generally.

ARTICLE 4: CONFIDENTIAL INFORMATION
     In the Executive’s position with the Company and the Bank, the Company has previously (i) disclosed to Executive, and placed Executive in a position to have access to or develop, trade secrets or confidential information of the Company or its affiliates, (ii) entrusted Executive with business opportunities of the Company or its affiliates, or (iii) placed Executive in a position to develop goodwill on behalf of Company or its affiliates. Executive acknowledges that in his position with the Company and the Bank, the Company shall continue to (i) disclose to Executive, or place Executive in a position to have access to or develop, additional and subsequent trade secrets or confidential information of Company or its affiliates, (ii) entrust Executive with future business opportunities of Company or its affiliates, or (iii) place Executive in a position to develop business goodwill on behalf of Company or its affiliates. Executive recognizes and acknowledges that Executive has had, will continue to have, and is being provided contemporaneously with the execution of this Agreement certain information of Company and that such information is confidential and constitutes valuable, special and unique property of Company. In consideration of Company’s promise to disclose and actual disclosure of its Confidential Information contemporaneous with the execution of this Agreement, Executive shall not at any time, either during or subsequent to the term of employment with Company, disclose to others, use, copy or permit to be copied, except in pursuance of Executive’s duties for and on behalf of Company, its affiliates and their respective successors, assigns or nominees, any Confidential Information of Company (regardless of whether developed by Executive) without the prior written consent of Company. In the event Executive becomes legally compelled (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand, regulatory demand or other similar process) to disclose any Confidential Information, the Executive will provide the Company with prompt written notice so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Article 4. In the event that a protective order or other remedy is not obtained, or the Company waives compliance with the provisions of this Article 4, the Executive will furnish only that portion of the Confidential Information which is legally required and exercise reasonable best efforts to obtain assurances that confidential treatment will be accorded the Confidential Information. The term “Confidential Information” means any secret or confidential information or know-how and shall include, but shall not be limited to, the plans, customers, costs, prices, uses, corporate opportunities, research, financial data, evaluations, prospects, and applications of products and services, results of investigations or studies owned or used by Company, and all apparatus, products, processes, compositions, samples, formulas, computer programs, computer hardware designs, computer firmware designs, and servicing, marketing or manufacturing methods and techniques at any time used, developed, investigated, made or sold by Company, before or during the term of employment with Company, that are not readily available to the public or that are maintained as confidential by Company. Executive shall maintain in confidence any Confidential Information of third parties received as a result of Executive’s employment with Company in accordance with Company’s obligations to such third parties and the policies established by Company.

ARTICLE 5: NON-COMPETITION OBLIGATIONS
     5.1 IN GENERAL.
     (a) As part of the consideration for the compensation and benefits to be paid to Executive hereunder; to protect the Confidential Information of Company and its affiliates that has been, is contemporaneously with the execution of this Agreement, and will in the future be disclosed or entrusted to Executive, the business goodwill of Company and its affiliates that has been, are contemporaneously with the execution of this Agreement, and will in the future be developed in Executive, and the business opportunities that have been, are contemporaneously with the execution of this Agreement, and will in the future be disclosed or entrusted to Executive by Company and its affiliates; and as an additional incentive for Company to enter into this Agreement, Company and Executive agree to the non-competition obligations hereunder. Executive shall not, directly or indirectly for Executive or for others, in any county where Company, Bank or any of its banking affiliates has offices as of the date of the termination of the employment relationship or in any county contiguous thereto:
     (i) engage in any business competitive with the banking business conducted by Company, Bank, or its banking affiliates;
     (ii) render advice or services to, or otherwise assist, any other person, association, or entity who is engaged, directly or indirectly, in any banking business competitive with the banking business conducted by Company, Bank, or its banking affiliates with respect to such competitive business;
     (iii) own, manage, operate, control, invest or acquire an equity interest in any entity engaged in or conducting any banking business competitive with the banking business conducted by Company, Bank or its banking affiliates;
     (iv) request or induce any customer, depositor or borrower of Company, Bank or any of its banking affiliates or any other person which has a business relationship with Company, Bank or any of its banking affiliates and with respect to whom Executive has had, directly or indirectly, Confidential Information about or dealings with or has managed or supervised another individual who has had Confidential Information about or dealings with such customer, depositor, borrower, or other person, to curtail, cancel or otherwise discontinue its business or relationship with Company, Bank or any of its banking affiliates; or
     (v) induce any employee of Company, Bank or any of its affiliates to terminate his or her employment with Company, Bank or any such affiliate, or hire or assist in the hiring of any employee of Company, Bank or any of its affiliates, or any former employee of Company, Bank, or any of its affiliates, who has ended his or her relationship with Company, Bank or any of its affiliates within six months prior to the date of such hiring or assistance, by any person, association, or entity not affiliated with Company.

     (b) These non-competition obligations shall apply during the period that Executive is employed by Company and shall extend for two years after the termination of Executive’s employment.
     (c) Notwithstanding the foregoing, nothing contained in this Agreement shall prohibit Executive from acquiring or holding any issue of stock or securities of any entity that has securities registered under Section 12 of the Securities Exchange Act of 1934 and either listed on a national securities exchange or quoted on the automated quotation system of the National Association of Securities Dealers, Inc. so long as (i) Executive is not deemed to be an “affiliate” of such entity as such term as used in paragraphs (c) and (d) of Rule 145 under the Securities Act of 1933 and (ii) Executive and members of his immediate family do not own or hold more than three percent (3%) of any voting securities of any such entity. Executive acknowledges that while employed by Company he will remain subject to Company’s Code of Ethics or any similar or successor policy governing ownership of interests in any competitive or potentially competitive financial institution.
     5.2 ENFORCEMENT AND REMEDIES. Executive understands that the restrictions set forth in paragraph 5.1 may limit Executive’s ability to engage in certain businesses during the period provided for above, but acknowledges that Executive will receive sufficiently high remuneration and other benefits under this Agreement, including but not limited to the Company’s disclosure of its Confidential Information as provided herein, to justify such restriction. Executive acknowledges that money damages would not be a sufficient remedy for any breach of this Article 5 by Executive, and Company shall be entitled to enforce the provisions of this Article by terminating all compensation and all benefits hereunder (other than all accrued and unpaid Base Salary through the date such action is taken by the Company) and seeking specific performance and injunctive relief as remedies for such breach or any threatened breach. Such remedies shall not be deemed the exclusive remedies for a breach of this Article 5, but shall be in addition to all remedies available at law or in equity to Company, including without limitation, the recovery of damages from Executive and Executive’s agents involved in such breach and remedies available to Company pursuant to other agreements with Executive.
     5.3 REFORMATION. It is expressly understood and agreed that Company and Executive consider the restrictions contained in this Article to be reasonable and necessary to protect the proprietary information of Company. Nevertheless, if any of the aforesaid restrictions are found by a court having jurisdiction to be unreasonable, or overly broad as to geographic area or time, or otherwise unenforceable, the parties intend for the restrictions therein set forth to be modified by such court so as to be reasonable and enforceable and, as so modified by the court, to be fully enforced.
ARTICLE 6: EFFECT OF TERMINATION ON COMPENSATION
     6.1 BY EXPIRATION. If Executive’s employment hereunder shall terminate as provided in paragraph 2.1 hereof, then all compensation and all benefits to Executive hereunder shall terminate contemporaneously with termination of his employment except to the extent (i) any compensation (including bonuses), or Bonus Shares earned by Executive during the Employment Term have not been determined, paid, issued or delivered to Executive as of the expiration of the Employment Term, in which case Company shall remain obligated to pay, issue or deliver any such compensation, or Bonus Shares in accordance with the terms and provisions hereof, and (ii) benefits continue pursuant to the specific terms of any plan or program.
     6.2 BY COMPANY. If Executive’s employment hereunder shall be terminated by Company prior to expiration of the Employment Term, then, upon such termination, all compensation and benefits to be paid or provided to Executive hereunder shall, except as otherwise provided herein, terminate contemporaneously with the termination by Company of Executive’s employment (except to the extent benefits continue pursuant to the specific terms of any plan or program); provided, however, that if Executive’s employment shall be terminated by Company prior to a Change of Control pursuant to paragraph 2.2(v) or shall be terminated by Company following a Change of Control pursuant to paragraph 2.2(iii), (iv) or (v), then Company shall (i) pay Executive the Termination Payments and (ii) provide Executive with Continuation Benefits.
     6.3 BY EXECUTIVE. If Executive’s employment hereunder shall be terminated by Executive prior to expiration of the Employment Term, then, upon such termination, regardless of the reason therefor, all compensation and benefits to Executive hereunder shall, except as otherwise provided herein, terminate contemporaneously with the termination of such employment (except to the extent benefits continue pursuant to the specific terms of any plan or program); provided, however, that if such termination shall be pursuant to paragraph 2.3(i), then Company shall (i) pay Executive the Termination Payments and (ii) provide Executive with Continuation Benefits.
     6.4 REQUIRED RELEASE. Notwithstanding the provisions of paragraph 6.2 or 6.3, as a condition to the receipt of any Termination Payments or Continuation Benefits pursuant to paragraph 6.2 or 6.3, Executive must first execute a release agreement, in a form mutually acceptable to Executive and Company, which shall release Company, its affiliates and their officers, directors, employees and agents from any and all claims and from any and all causes of action of any kind or character, including but not limited to all claims or causes of action arising out of Executive’s employment with Company and the termination of such employment.
     6.5 LOSS OF RIGHT TO TERMINATION PAYMENTS OR CONTINUATION BENEFITS. If Executive accepts an employment offer from the Surviving Corporation or Parent Corporation, or otherwise remains employed by Company or Bank following a Change of Control, regardless of whether the circumstances of such employment would justify a termination of employment by Executive for Good Reason, and remains so employed for a period of two years or more following the effective date of the Change of Control, then (i) Executive shall no longer be entitled to terminate his employment for Good Reason or to receive any Termination Payments or Continuation Benefits under paragraph 6.3 on the basis of a termination for Good Reason, and (ii) Executive shall no longer be entitled to receive any Termination Payments or Continuation Benefits under paragraph 6.2 in the event Company terminates Executive’s employment under paragraph 2.2(iii) or (iv).
     6.6 NO DUTY TO MITIGATE LOSSES. Executive shall have no duty to find new employment following the termination of his employment under circumstances which require Company to pay any amount to Executive pursuant to this Article 6. Any salary or remuneration received by Executive from a third party for the providing of personal services (whether by employment or by functioning as an independent contractor) following the termination of his employment under circumstances pursuant to which this Article 6 apply shall not reduce Company’s obligation to make a payment to Executive (or the amount of such payment) pursuant to the terms of this Article 6.
     6.7 INCENTIVE AND DEFERRED COMPENSATION. This Agreement governs the rights and obligations of Executive and Company with respect to Executive’s base salary, bonus, life insurance and certain perquisites of employment. Executive’s rights and obligations both during the term of his employment and thereafter with respect to incentive compensation (including, without limitation, the Bonus Shares) shall be governed by the separate agreements, plans and other documents and instruments governing such matters; provided, however, that such separate written agreements shall contain terms and provisions consistent with those set forth in this Agreement and the Exhibits hereto.
     6.8 ADDITIONAL PAYMENTS BY COMPANY.
     (a) Anything in this Agreement to the contrary notwithstanding, if it is determined that any payment, distribution or issuance by Company to or for the benefit of Executive, whether paid or payable, distributed or distributable, or issued or issuable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including, without limitation, any Company Stock, stock option, stock appreciation right or similar right, or the lapse or termination of any forfeiture provision or restriction on, or the acceleration of any vesting, exercisability or issuance of, any of the foregoing (a “Payment”), would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), by reason of being “contingent on a change of ownership or control” of the Company, within the meaning of Section 280G of the Code or to any similar tax imposed by state or local law, or any interest or penalties with respect to such excise tax (such tax or taxes, together with any such interest and penalties, being hereinafter collectively referred to as the “Excise Tax”), then Executive will be entitled to receive an additional payment or payments (a “Gross-Up Payment”) in an amount such that, after payment by Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax, imposed upon the Gross-Up Payment, Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.
     (b) All determinations required to be made under this paragraph 6.8, including whether an Excise Tax is payable by Executive and the amount of such Excise Tax and whether a Gross-Up Payment is required and the amount of such Gross-Up Payment, will be made by Company’s independent auditors. If the independent auditors determine that any Excise Tax is payable by Executive, Company shall pay to the Executive (on or before the earlier of the date on which Company is required to withhold such Excise Taxes or Executive is required to pay such Excise Taxes) the required Gross-Up Payment. Any determination by the independent auditors as to whether a Gross-Up Payment is required and the amount of such Gross-Up Payment will be binding upon Company and Executive, absent manifest error.

     6.9 PREEMPTIVE CONSIDERATIONS. Notwithstanding anything to the contrary set forth herein:
     (a) If Executive is suspended and/or temporarily prohibited from participating in the conduct of the Company’s or Bank’s affairs by a notice served under Section 8(e)(3) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. 1818(e)(3) and (g)(1)), the Company’s obligations under this Agreement shall be suspended as of the date of service unless stayed by appropriate proceedings. If the charges in the notice are dismissed, the Company shall (i) pay the Executive the compensation withheld while this Agreement’s obligations were suspended, and (ii) reinstate any of its obligations which were suspended.
     (b) If the Executive is removed and/or permanently prohibited from participating in the conduct of the Company’s or Bank’s affairs by an order issued under Section 8(e)(4) or (g)(1) of the Federal Deposit Insurance Act (12 U.S.C. 1818(e)(4) or (g)(1)), all obligations of the Company under this Agreement shall terminate as of the effective date of the order, but vested rights of the parties shall not be affected.
     (c) If the performance of any of Company’s obligations under this Agreement would constitute a golden parachute payment as defined by Section 359.1(f) of the Federal Deposit Insurance Corporation Rules and Regulations (12 C.F.R. §359.1(f)) and prohibited by Section 359.2 of the Federal Deposit Insurance Corporation Rules and Regulations (12 C.F.R. §359.2), or any other applicable law or regulation, Company’s obligations under this Agreement to make any such golden parachute payment shall terminate.
ARTICLE 7: DEFINITIONS
     7.1 DEFINITIONS. As used in this Agreement, terms defined in the preamble and recitals of or elsewhere in this Agreement shall have the meanings set forth therein and the following terms shall have the meanings set forth below:
     (a) “Bonus Shares” shall mean the shares of Company Stock issued to Executive pursuant to paragraph 3.3(a).
     (b) A “Change of Control” shall be deemed to have occurred if:
     (i) any “person” or “group” (within the meanings of Sections 13(d) or 14(d)(2) of the Securities Exchange Act of 1934) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of securities of Company representing thirty-five percent (35%) or more of the combined voting power of Company’s then outstanding securities eligible to vote for the election of the board of directors of Company (the “Company Voting Securities”); provided, however, that the event described in this paragraph (i) shall not be deemed to be a Change of Control by virtue of an acquisition by any of the following persons or groups: (A) by Company, (B) by any employee benefit plan (or related trust) sponsored or maintained by Company, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, or (D) by any person or group pursuant to a Non-Qualifying Transaction (as defined in paragraph (ii) below);
     (ii) the consummation of a merger, consolidation, share exchange or similar form of corporate transaction involving Company that requires the approval of Company’s shareholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination: (A) more than seventy-five percent (75%) of the total voting power of (x) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion of the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of fifty-percent (50%) or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) at least the majority of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors (as herein defined) at the time the board of directors of Company approved the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”);
     (iii) the individuals who constitute the board of directors of Company as of the date of this Agreement (the “Incumbent Directors”) shall cease for any reason to constitute at least a majority of the members of the board of directors of Company, provided that any person becoming a director subsequent to the date of this Agreement, whose election or nomination was approved by a vote of at least a majority of the Incumbent Directors then comprising the board of directors of Company shall be, for purposes of this Agreement, considered an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of Company as a result of an actual or threatened contest with respect to directors or as a result of any other actual or threatened solicitation of proxies (or consents) by or on behalf of any person other than the board of directors shall be deemed to be an Incumbent Director;
     (iv) the consummation of a sale of 50% or more of the assets of Company; or

     (v) the shareholders of Company shall approve a plan of complete liquidation or dissolution of Company.
     (c) “Company Stock” shall mean the Company’s common stock, $1.00 per share.
     (d) “Continuation Benefits” shall mean the following benefits, which shall be provided to Executive following the termination of Executive’s employment hereunder, at a cost to Executive (exclusive of applicable tax obligations of Executive in respect of such benefits) not greater than his cost if he had remained employed by Company, for the remainder of the Employment Term or, if following a Change of Control and if greater, for the three years after the Change of Control:
     (i) a car allowance, or use of company owned vehicle, and the use of a cell phone or any other such personal business tools provided by Company or Bank if any of these items were being provided to Executive on the day immediately prior to the earlier of his termination or any Change of Control (the “Benefit Measurement Date”);
     (ii) welfare benefits (such as medical, dental, vision, Employee Assistance Plan and flexible spending accounts) and life insurance benefits for Executive (including his spouse and dependents) who were covered on the Benefit Measurement Date or, to the extent that any such benefit cannot be lawfully provided or Executive otherwise does not qualify for coverage, the cost (exclusive of applicable tax obligations of Executive) of providing any such welfare benefit or life insurance benefit that is at least equal to the benefit provided to Executive on the Benefit Measurement Date;
     (iii) club dues paid that do not exceed those being paid for Executive on the Benefit Measurement Date;
     (iv) continuation of banking services without service charge or at a reduced charge if any of these banking services were being utilized by Executive on the Benefit Measurement Date;
     (v) to the extent permitted by applicable law and the applicable terms of any plan, participation in Company’s Deferred Compensation Program (or similar program if termination follows a Change of Control);
     (vi) to the extent permitted by applicable law and the applicable terms of any plan, participation in Company’s Employee Stock Purchase Program (or similar program if termination follows a Change of Control);
     (vii) to the extent permitted by applicable law and the applicable terms of any plan, participation in Company’s Employee Savings Plan (or similar program if termination follows a Change of Control);

     (viii) payment of up to $50,000 in fees to one or more executive search firms for purposes of job placement efforts for Executive; and
     (ix) to the extent permitted by applicable law, immediate and full vesting upon termination in all Company plans (or similar plans if termination follows a Change of Control) that require a vesting period including, without limitation, all unvested contributions to Company’s Employee Savings Plan.
Notwithstanding the foregoing, any such benefit listed above shall terminate if and to the extent Executive becomes eligible to receive (at a cost not greater than what Executive would have paid if still employed by Company) a substantially comparable benefit from a subsequent employer, and any such eligibility shall be promptly reported to Company by Executive. In addition, if Executive (or his spouse) would have been entitled to any retiree benefit under Company’s plans had Executive voluntarily retired on the date of such termination, then any such benefit shall be continued as provided under such plans.
     (e) “Good Reason” means, without Executive’s express written consent, the occurrence of any one of the following events after a Change of Control:
     (i) (A) any change in the duties or responsibilities of Executive that is inconsistent in any material and adverse respect with Executive’s position, duties, responsibilities or status with Company immediately prior to such Change of Control or (B) a material and adverse change in Executive’s titles or offices with Company (or any Parent Corporation or Surviving Corporation) and including, if applicable, membership or position on a board of directors with Company or Bank (or either’s respective successor), as in effect immediately prior to such Change of Control;
     (ii) a reduction in Executive’s rate of Base Salary or target bonus opportunities (including any material and adverse change in the formula for such bonus target) as in effect immediately prior to the Change of Control or as the same may be increased from time to time thereafter, or the failure of Company (or any Parent Corporation or Surviving Corporation) to pay any such amounts when due;
     (iii) any requirement that Executive be based anywhere more than twenty-five (25) miles from the office where Executive was located at the time of the Change of Control, if such relocation increases Executive’s commute by more than twenty-five (25) miles;
     (iv) the failure of Company (or any Parent Corporation or Surviving Corporation) to continue in effect a total compensation package (including incentive compensation opportunities) providing a total compensation package at least equivalent to Executive’s total compensation package in the calendar year immediately preceding the calendar year in which the Change of Control occurs or in effect immediately prior to the Change of Control, whichever is greater; or

     (v) the failure of Company to obtain the assumption (and, if applicable, guarantee) agreement from any Surviving Corporation (and, if applicable, Parent Corporation) as contemplated in paragraph 8.10(b).
     (f) “SEC” shall mean the Securities and Exchange Commission.
     (g) “Termination Payments” shall mean:
     (i) In the case of a termination of Executive’s employment by Company prior to a Change of Control, continuation of Executive’s Base Salary as in effect on the effective date of termination for the remainder of the Employment Term provided in paragraph 2.1 or until Executive’s death, if earlier, such Base Salary to be paid at regularly scheduled times in accordance with the Company’s payroll practice for its executives.
     (ii) In the case of a termination of Executive’s employment by Executive prior to a Change of Control pursuant to paragraph 2.3(i), a lump sum cash payment, payable within 10 days after the last day of Executive’s employment with Company, in an amount equal to the aggregate Base Salary, as in effect on the effective date of any such termination, that Executive would earn during the remainder of the Employment Term.
     (iii) In the case of a termination of Executive’s employment by Company following a Change of Control or a termination of Executive’s employment by Executive for Good Reason, a lump sum cash payment, payable within 10 days after the last day of Executive’s employment with Company, in an amount equal to the product of (x) three times (y) the sum of (1) Executive’s base salary for the calendar year prior to the calendar year in which the Change of Control occurs or Executive’s Base Salary in effect immediately prior to the Change of Control, whichever is greater, plus (2) the average annual performance bonus paid or payable to Executive pursuant to paragraph 3.2 during the Employment Term.
ARTICLE 8: MISCELLANEOUS
     8.1 NOTICES. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

IF TO COMPANY TO:	Chief Human Resources Officer
Sterling Bancshares, Inc.
2550 North Loop West, Suite 600
Houston, Texas 77092

IF TO EXECUTIVE TO:	J. Downey Bridgwater
c/o Sterling Bank
2550 North Loop West, Suite 600
Houston, Texas 77092
or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices of changes of address shall be effective only upon receipt.
     8.2 APPLICABLE LAW. This Agreement is entered into under, and shall be governed for all purposes by, the laws of the State of Texas.
     8.3 NO WAIVER. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
     8.4 SEVERABILITY. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.
     8.5 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.
     8.6 WITHHOLDING OF TAXES AND OTHER EMPLOYEE DEDUCTIONS. Company may withhold from any benefits and payments made pursuant to this Agreement all federal, state, city and other taxes as may be required pursuant to any law or governmental regulation or ruling and all other normal employee deductions made with respect to Company’s employees generally.
     8.7 HEADINGS. The paragraph headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.
     8.8 GENDER AND PLURALS. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.
     8.9 AFFILIATE. As used in this Agreement, the term “affiliate” shall mean any entity which owns or controls, is owned or controlled by, or is under common ownership or control with, Company.
     8.10 SUCCESSOR OBLIGATIONS.
     (a) This Agreement shall be binding upon and inure to the benefit of Company and any successor of Company, by merger or otherwise.

     (b) Company agrees that in connection with any Business Combination, it will cause each successor entity to Company or Bank to unconditionally assume, and each Parent corporation to guarantee, by written instrument delivered to Executive (or his beneficiary or estate), all of the obligations of Company hereunder. Failure of Company to obtain such assumption prior to the effective date of any such Business Combination that constitutes a Change of Control shall be a breach of this Agreement and shall constitute Good Reason hereunder. For purposes of implementing the foregoing, the date upon which any such Business Combination becomes effective shall be deemed to be the date Good Reason occurs and shall be the effective date of termination hereunder if requested by Executive.
     8.11 ASSIGNMENT. Except as provided in paragraph 8.10, this Agreement, and the rights and obligations of the parties hereunder, are personal and neither this Agreement, nor any right, benefit, or obligation of either party hereto, shall be subject to voluntary or involuntary assignment, alienation or transfer, whether by operation of law or otherwise, without the prior written consent of the other party.
     8.12 TERM. This Agreement has a term co-extensive with the Employment Term provided in paragraph 2.1. Termination shall not affect any right or obligation of any party which is accrued or vested prior to such termination. Without limiting the scope of the preceding sentence, the provisions of Articles 4 and 5 shall survive any termination of the employment relationship and/or of this Agreement.
     8.13 ENTIRE AGREEMENT. Except as provided in (i) the written benefit plans and programs referenced in paragraphs 3.5 and 6.7 and (ii) any signed written agreement contemporaneously or hereafter executed by Company and Executive, this Agreement and the confidentiality and noncompetition provisions of the 2002 Agreement which are hereby incorporated herein (except to the extent in conflict with the confidentiality and noncompetition provisions of this Agreement, in which case this Agreement shall control) constitute the entire agreement of the parties with regard to the subject matter hereof, and contain all the covenants, promises, representations, warranties and agreements between the parties with respect to employment of Executive by Company after the expiration of the term of the 2002 Agreement. Without limiting the scope of the preceding sentence, all prior understandings and agreements among the parties hereto relating to the subject matter hereof are hereby null and void and of no further force and effect. Any modification of this Agreement shall be effective only if it is in writing and signed by the party to be charged.
     8.14 TAX CONSEQUENCES. Company makes no representations to Executive regarding any tax liabilities that may be incurred, including, but not limited to, any application of or taxes incurred under Code Section 409A, because of any payments made to Executive under this Agreement or any plan or program referenced herein.
     8.15 SECTION 409A COMPLIANCE. Notwithstanding any provisions of this Agreement relating to the timing of any benefits or payments, including without limitation the provisions of paragraphs 6.2, 6.3 and 6.7, to the extent required to comply with applicable law, including Section 409A of the Code, or to prevent the imposition of any excise taxes or penalties on Company or Executive, the commencement of payment or provision of any Termination

Payments, Continuation Benefits, Gross-Up Payment or other payment or benefit shall be deferred to the minimum extent necessary so as to comply with any such law or to avoid the imposition of any such excise tax or penalty.
(Remainder of Page Intentionally Left Blank)

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the 17th day of November, 2005, to be effective as of the Effective Date.

STERLING BANCSHARES, INC.
By:	/s/ James W. Goolsby, Jr.
James W. Goolsby, Jr.
Executive Vice President and General Counsel

APPROVED:
/s/ George Beatty, Jr.
George Beatty, Jr.
Chairman, Human Resources Programs Committee

“COMPANY”

/s/ J. Downey Bridgwater
J. Downey Bridgwater
“EXECUTIVE”

EXHIBIT A
STERLING BANCSHARES, INC.
ANNUAL PERFORMANCE BONUS SCHEDULE

Name:	J. Downey Bridgwater

Position:	CHIEF EXECUTIVE OFFICER

Performance Measure	SBIB EPS GROWTH (%)	SBIB ROE (%)	BOARD EVALUATION
Performance Level	Performance Result	Performance Result	Performance Results
Below Threshold	> 12%	> 12%	Unsatisfactory
Threshold	≥ 12% but < 15%	≥ 12% but < 15%	Acceptable
Target	≥ 15% but < 18%	≥ 15% but < 18%	Meets Expectations
Above Expectations	18%+	18%+	Above Expectations
Performance Measure Definitions
1.	EPS Growth: The growth rate in the Company’s earnings per share (diluted) (“EPS”) in the year for which performance is measured as compared to the prior year.

2.	ROE: The Company’s return on equity (“ROE”) for the year in which performance is being measured.

3.	Board Evaluation: The overall evaluation by the Board assessing the success of implementation of the Strategic Plan, asset quality, senior management staff acquisition, development, retention, and succession planning and the Bank’s involvement in community and charitable organizations in the year for which performance is being measured. The Board in consultation with Executive may establish specific performance milestones as a basis for the evaluation.

EXHIBIT B
STERLING BANCSHARES, INC.
PERFORMANCE RESTRICTED SHARE UNITS VESTING SCHEDULE

Name:	J. Downey Bridgwater

Position:	CHIEF EXECUTIVE OFFICER

Performance Measure	SBIB COMPOUND ANNUAL EPS GROWTH (%)		SBIB AVERAGE ROE (%)		BOARD EVALUATION STRATEGIC PLAN
Weight	33%		33%		34%
	Performance	Vesting Score	Performance	Vesting Score	Performance	Vesting Score
Performance Level	Result	(Points)	Result	(Points)	Results	(Points)
Below Threshold	Less than 12%	—	Less than 12%	—	Unsatisfactory	—
Threshold	12%	10.00	12%	10.00	Acceptable	10.00
Target	15%	20.00	15%	20.00	Meets Expectations	20.00
Above Expectations	18%+	33.00	18%+	33.00	Above Expectations	34.00
Linear interpolation will be used to determine Vesting Score (points) between Threshold and Target and Target and Above Expectations performance levels.

Vesting Points	+	+

TOTAL VESTING POINTS
Performance Measure Definitions
1.	Compound Annual EPS Growth: The compound annual growth rate (“CAGR”) in the Company’s earnings per share (diluted) (“EPS”) during the four year performance period. CAGR shall be calculated as follows: CAGR = [(2009 EPS/2005 EPS)1/4 — 1] x 100%. An example of the calculation of CAGR is attached hereto.

2.	Average ROE: The average of the Company’s return on equity (“ROE”) achieved in each of the four years in the performance period.

3.	Board Evaluation: The overall evaluation by the Board assessing the success of implementation of the Strategic Plan, asset quality, senior management staff acquisition, development, retention, and succession planning and the Bank’s involvement in community and charitable organizations. The Board in consultation with Executive may establish specific performance milestones as a basis for the evaluation.

EXHIBIT B
Example Calculation.
Assume that the Company’s 2005 EPS is $0.75 per share and the 2009 EPS is $1.35 per share. CAGR will equal 1.8 ($1.35/$0.75) raised to the 1/4 power, then subtracting 1 from the resulting number.
1.8 1/4 = 1.1583.
1.1583 – 1 = 0.1583.
Another way of writing 0.1583 is 15.83%.
Accordingly, the compound annual growth rate in EPS during the Employment Term is equal to 15.83%.